Exhibit 99.1

Media Contact:	Investor Contact:
Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318
rguenther@websterbank.com	tmangan@websterbank.com

Webster Announces Repurchase of U.S. Treasury Warrants

WATERBURY, Conn., June 3, 2011 – Webster Financial Corporation (NYSE: WBS), the parent of Webster Bank, N.A. announced today that it had acquired 2,282,276 warrants to purchase Webster common stock for $14.4 million in an auction conducted on June 2, 2011 by Deutsche Bank Securities on behalf of the U.S. Treasury. The transaction is expected to close on June 8, 2011.

The repurchased warrants represent 69.5 percent of the 3,282,276 warrants issued in November 2008 to the U.S. Treasury as part of Webster’s participation in Treasury’s Capital Purchase Program. Webster paid $6.30 per warrant, which carried a strike price of $18.28 per share of Webster common stock and expire November 21, 2018.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $18 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 176 banking offices, 497 ATMs, and online, mobile, and telephone banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance, Inc.; and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

Media Contact:	Investor Contact:

Bob Guenther, 203-578-2391	Terry Mangan, 203-578-2318

rguenther@websterbank.com	tmangan@websterbank.com